Exhibit 99.1

  HERCULES TECHNOLOGY GROWTH CAPITAL, INC. PROVIDES US$10 MILLION TO LABOPHARM,
                              INC., U.S. SUBSIDIARY

    BOSTON, July 11 /PRNewswire-FirstCall/ -- Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC) announces that on June 29, 2005, it entered into an agreement to provide US$10 million debt financing to the US Subsidiary of Canadian-based Labopharm, Inc. (TSX: DDS). Proceeds from the financing will be used for general corporate purposes, including the commercialization of the Company's once-daily formulation of tramadol in Europe.

    "We believe that Labopharm's once-daily formulation of tramadol, combined with their significant drug development pipeline which utilizes their proprietary drug delivery technologies, poises the Company for future success," said Parag Shah, Managing Director, Life Sciences, Hercules Technology Growth Capital.

    "This debt financing provides additional capital, with minimal dilution, positioning us to meet several significant milestones in the second half of this year, including the start of sales in Europe of our once-daily tramadol product," stated James R. Howard-Tripp, President and Chief Executive Officer, Labopharm Inc.

    In addition, HTGC has been granted the option to invest up to US$1 million in Labopharm's next equity financing under the same terms, conditions and pricing offered to participating investors.

    About Hercules Technology Growth Capital:
    Founded in December, 2003, Hercules Technology Growth Capital, Inc. (Nasdaq: HTGC) is a publicly traded specialized finance company providing debt and equity growth capital to technology-related companies at all stages of development. The Company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules focuses its investments in companies active in the technology and technology-related industries. The Company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston and Chicago areas. Providing capital to privately-held companies backed by leading venture capital and private equity firms involves a certain degree of credit risk and may result in potential losses.

    For more information or companies interested in learning more about financing opportunities should contact info@herculestech.com or call at
(650) 289-3060 or visit http://www.herculestech.com.

    About Labopharm Inc.
    Labopharm Inc. (TSX: DDS) is an international, specialty pharmaceutical company focused on the development of drugs incorporating Contramid(R), the Company's proprietary advanced controlled-release technology. Labopharm's lead in-house product, a once-daily formulation of the analgesic tramadol, has been approved in France and the Company has initiated the Mutual Recognition Procedure process, which will facilitate regulatory approval across the European Union. In the U.S., the Company's once-daily tramadol product is in pivotal Phase III clinical trials. The Company's pipeline includes a combination of in-house and partnered programs with products both in clinical trials and in preclinical development. For more information, please visit http://www.labopharm.com.

SOURCE  Hercules Technology Growth Capital, Inc.
    -0-                             07/11/2005
    /CONTACT:  Scott Harvey, Chief Legal Officer of Hercules Technology Growth
Capital, Inc, +1-650-289-3060   /
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO /
    /Web site:  http://www.herculestech.com
                http://www.labopharm.com